EXHIBIT 10.2

SERVICES CONTRACT

This Exploration Services Contract (the “Agreement”), dated as of September 4, 2008, is made between:

SEMMEOUS LION MINING LTD. DU NIGER, a company incorporated under the laws of Niger (“Client”); having its principal offices at Quartier Plateau 116, Blvd. Mali- Béro B.P. 471, Niamey – Niger,

and

TERRA INSIGHT SERVICES, INC., a corporation incorporated under the laws of the State of New York in the United States of America, whose principal offices are located at 99 Park Avenue, 16th Floor, New York, New York 10016 (“Contractor”).

Each may be referred to as a “party” and collectively referred to as the “parties”.

RECITALS:

A.	Client is engaged in the business of exploration and development of Uranium in Niger.

B.

Contractor is engaged in the business of providing services relating to natural resource exploration technology which allow it to interpret satellite as well as existing and acquired geological, geochemical, and geophysical data to effectively identify subsurface mineral deposits to third parties such as Client.

C.

Client wishes to engage Contractor, and Contractor wishes to accept the engagement by Client, to provide Services described herein in connection with exploration by Client for Uranium, and with such other matters and business as may be agreed between the parties, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	When used in this Agreement, the following terms shall have the respective meanings indicated:

“Agreement” means this written Services Contract, including the Schedules hereto.

“Area” means the particular license block or group of licence blocks with respect to 9 blocks licensed to Client for exploration of Uranium as defined in Schedule 2.

“Confidential Information” means, as more particularly described in Section 8 below, in relation to either party, information (in any form) belonging or relating to the other party, its affiliated entities, its or their business, clients, customers, business plans, affairs or activities, which information is confidential and proprietary to that party.

“Deliverables” means the deliverables set out in Schedule 1 hereto and any other product, prototype, document, drawing or other deliverable item that Contractor has agreed to supply to Client in the course and/or as a result of the Services.

“Service” means the services to be provided by Contractor under this Agreement, as more fully described in Section 2 of this Agreement and Schedule 1 attached hereto.

“Territory” means the region of the nine Uranium licences blocks in Niger identified on Schedule 2 attached hereto.

2.	SERVICES

2.1

The services to be rendered pursuant to this Agreement (the “Services”) are set forth in Schedule 1 to this Agreement. Subject to the terms and conditions of this Agreement, Contractor shall, during the term of this Agreement, perform the Services in accordance with the terms hereof.

2.2

The Services are to be provided on the basis of natural resource exploration technologies which allow for interpreting satellite and other geological data to effectively identify subsurface mineral deposits (Sub Terrain Prospecting Technology (STeP®). The Services include the following phases:

(a)

Lito- dynamic Assessment (“Phase 1”). During Phase 1 paleo-reconstruction of the zone of interest, later supplemented with satellite data analysis, is utilized to create subsurface channel maps. Such maps, in conjunction with satellite imagery, help distinguish between authentic/geological and superfluous, including manmade, features. Such channels maps help analyze directions of migration of Uranium and their attraction/focal point, which may serve as an indication of a mining opportunity.

(b)

Zoning of Territory for Prediction and Assessment Purposes (“Phase 2”). During Phase 2 a general assessment of minerals bearing capacity of the Area, prognoses for existence of geological conditions of deposits of Uranium in the Territory will be conducted applying the structure-metric analysis to determine whether there is a possibility of Uranium bearing anomalies in the Territory. Recommendations for geophysical studies in map format are to be generated during Phase 2.

2.3	At the request of Client the Contractor shall arrange for its specialist’s one time trip to one of the Areas (the “Field Trip”).

2.4

Contractor will commence the Services with respect to a particular Area upon receipt of requested data information from Client, such as those set forth in Section 5 of this Agreement, and receipt of payment of for the particular Area Fee as set forth by Schedule 3 hereto.

2.5

The parties shall each appoint a manager to assume overall responsibility for their respective roles and obligations under the Agreement, coordinate the performance of the Services, to conduct regular liaison between the parties.

2.6

Subject to unforeseen delay through no fault of Contractor, the actual size of the territory, access to background data and information, Contractor shall be able to perform its Services in each of the Area and provide Client with the respective Deliverables by the estimated delivery dates set forth by Schedule 1 hereto.

2.7

Contractor shall be solely responsible for the selection and allocation of personnel to perform the Services. Contractor reserves the right to use persons other than its employees to perform the Services.

2.8	8 Without limitation, Contractor shall advise Client of any significant delays or anticipated delays in performance of the Services.

2.9

At the request of the Client the parties shall arrange and attend progress and review meetings or teleconferences at least two (2) week intervals and locations to be agreed between the parties during the term of this Contract. Such meetings shall be the forum for the parties to review the status and progress of the Services, the relationship between the parties hereunder and the terms and conditions of this Contract, and to discuss developments, consider proposals, agree actions and seek to resolve any issues arising, with a view to improving and enhancing the performance of the Services.

3.	FEES AND EXPENSES

3.1

The total fee for the Services (the “Service Fee”) to be provided by Contractor under this Agreement, any required advance payment, and a time schedule for payments, are set forth in Schedule 3 hereto.

3.2

Client shall reimburse Contractor for all reasonable accommodations, travel, subsistence and other expenses incurred by Contractor in the course of Field Trip. Payment by Client under this Section 3.2 shall be made within thirty (30) days of receipt from Contractor of an invoice for such expenses.

3.3	All sums payable under this Agreement are due in full without deduction, withholding, set-off or counterclaim for any reason whatsoever.

3.4

All sums payable under this Agreement are inclusive of Value Added Tax and any other duty or tax. All invoices and payments hereunder shall be in US Dollars. Payments hereunder shall be made by direct bank transfer to Contractor’s nominated bank account or by such other means as may be agreed between the parties in writing from time to time.

3.5

Contractor shall be solely responsible for all of its taxes, national insurance or other withholdings or contributions which may be payable out of, or as a result of the receipt of any fees or other monies paid or payable in respect of, the Services.

3.6	If Client is overdue with any payment hereunder by thirty 30 days, then without prejudice to Contractor’s other rights or remedies:

(a)

Client shall be liable to pay interest on the overdue amount at an annual rate of 5% above the prevailing prime rate of Citibank, N.A. or its successor, which interest shall accrue on a daily basis from the date payment becomes overdue until Contractor has received full payment of the overdue amount together with all interest that has accrued, and shall be payable within thirty (30) days of the date of Contractor’s invoice in respect of the same; and

(b)

Contractor shall have the right, at its option, to suspend performance of the Services until Client rectifies matters or, if payment is not made within 30 days of the due date, to terminate this Agreement immediately by written notice.

3.7

Upon termination of this Agreement for any reason, Client shall pay Contractor all fees and its expenses in connection with Services performed up to and including the date of termination whether or not invoiced prior to termination, and Client shall make full payment of all such fees and expenses within the earlier of (i) thirty (30) days of the date of Contractor’s invoice or (ii) forty five (45) days of the date of termination.

3.8

Except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the parties, each party shall be responsible for its own costs incurred in preparing and performing its obligations under this Agreement.

4.	DELIVERABLES

4.1

Contractor shall use all reasonable endeavours to deliver the results of the Phase 1 and Phase 2 services (“Deliverables”) described in Schedule 1. The Deliverables are to be submitted to Client in accordance with the time schedule outlined in Schedule 1.

4.2

Deliverables shall be dispatched to Client’s principal place of business at the address of Quartier Plateau 116, Blvd. Mali- Béro B.P. 471, Niamey – Niger or such other address or email address as may be agreed between the parties in writing or delivered by hand to Client’s representative.

5.	CLIENT REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1	Client shall furnish Contractor with such geological data as may be reasonably requested by Contractor in performance of the Services, including, but not limited to, to the extent available:

(a)	Topographic maps of the Territory scale 1:100,000, with structure contours (relief);
(b)	Structural maps on index horizons of the sedimentary cover (as to reflective seismic horizons);
(c)	Structural maps of the basement (maps from pp. 2 and 3 in accordance with data obtained by seismic survey);
(d)	Gravimetrical maps with scale 1:1,000,000, Bouguer reduction with the interim layer of the density Sigma = 2,67 g/s.cm, or 2,32 g/s.cm, if any;
(e)	Maps of the anomalous magnetic field (magnetic field by observation);
(f)	Map of thermal field (flow);
(g)	Data regarding structural tectonic maps of the mantle, maps of crust faults (obtained as a result of deep sounding);
(h)	Maps of the Territory, indicating existing exploration sites (if any);
(i)	any other geological materials in possession of the Client

5.2

Client represents and warrants to Contractor that it understands the significance of providing data to Contractor requested in Section 5.1, and Client shall use its best efforts to provide such information as it can reasonably provide.

5.3

Client undertakes to provide Contractor with all facilities, information, assistance and materials that may be reasonably required or reasonably requested by Contractor from time to time to facilitate the proper and timely performance of the Services hereunder.

5.4

Client represents and warrants that it shall not use the Deliverables for purposes which may be illegal under any applicable law, including, but not limited to, insider stock dealing or any other offense.

5.5

Client represents and warrants that it has full power and authority to enter into and perform this Agreement, and that its entry into and performance of this Agreement will not infringe the rights of any third party or cause it to be in breach of any obligations to a third party.

5.6

Client consents to Contractor’s advertisement or public announcement of its engagement hereunder. Client consents to Contractor’s use, for marketing and similar purposes, information contained in the Deliverables. Contractor may advertise or publicly announce that it is undertaking work for Client pursuant to this Agreement.

6.	CONTRACTOR REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1

Contractor represents and warrants that it will perform the Services in a professional and competent manner. Contractor acknowledges that Client is relying on Contractor’s skill, expertise and experience in the performance of the Services hereunder.

6.2

Contractor warrants that the personnel who perform the Services hereunder are and shall be competent and suitable in every respect, whether as to qualifications, experience or otherwise, to provide the Services.

6.3

Contractor shall be responsible for specifying to Client in sufficient detail to allow Client to supply to Contractor, so far as available to Client, all information reasonably required by Contractor for the purposes of performing the Services. Contractor shall review all such information supplied by Client to Contractor and shall notify Client within 10 business days of any further information reasonably required by Contractor for the purposes of performing any Services.

7.	CONTRACTOR WORK PRODUCT

7.1

The source data used by the Contractor for the purpose of rendering Services gathered, prepared, acquired, developed or produced by the Contractor in the performance of its Services, including satellite data obtained from third parties shall remain, and shall be, the exclusive property of Contractor, notwithstanding anything to the contrary in this Agreement, but the Company agrees to furnish such source data to the Client for review upon request at no additional charge for the Client.

7.2	Any and all rights to the Deliverables shall belong to the Client; however the Contractor shall have the right to retain a copy of the Deliverables and to use the Deliverables for its marketing purposes, case studies presentation, and similar purposes, however, the identity of the Client and area specifics shall be disclosed by the Contractor in its case studies and presentations only upon the Client’s specific written consent.

8.	CONFIDENTIALITY

As used herein, the term Confidential Information includes without limitation trade secrets, information and data relating to existing or potential customers, technical and business information relating to either party’s inventions or products, research and development, production, manufacturing and engineering processes, employees or officers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, financial information or plans, designs, product lines, any document marked “Confidential”, or any information which the recipient party has been informed is confidential or which it might reasonably expect the other party would regard as confidential, and any proprietary and confidential information of clients, customers, suppliers or other third parties.

8.1	Each of the parties acknowledges that, whether by virtue of and in the course of this Agreement or otherwise, it shall receive or otherwise become aware of Confidential Information.

8.2

Each of the parties undertakes to maintain and procure the maintenance of the confidentiality of Confidential Information at all times and to keep and procure the keeping of all Confidential Information secure and protected against theft, damage, loss or unauthorised access, and not at any time, whether during the term of this Agreement or for a period of three years following the termination of this Agreement.

8.3

Each of the parties undertakes to disclose Confidential Information only to those of its officers, employees, agents and Contractors to whom, and to the extent to which, such disclosure is necessary for the purposes contemplated under this Agreement. Without the prior written consent of the other party, each of the parties undertakes not to, directly or indirectly, use, or authorise or permit the use of, or disclose, exploit, copy, or modify any Confidential Information other than for the sole purpose of the performance of its rights and obligations hereunder. Except as provided for herein, the recipient shall not divulge to any other person any Confidential Information.

8.4

Upon the earlier of a written request from the disclosing party, or the termination of this Agreement for any reason, each party shall return any and all Confidential Information of the other party then in its possession or control and will not retain any copies of the same.

8.5

Each party shall immediately upon becoming aware of the same give notice to the other of any unauthorised disclosure, misuse, theft or other loss of Confidential Information of the other party, whether inadvertent or otherwise.

8.6	The confidentiality terms of and obligations imposed by this Section 8 shall not apply to any Confidential Information which:

(a)	at the time of receipt by the recipient is in the public domain, or subsequently comes into the public domain through no fault of the recipient, its officers, employees, agents or Contractors;
(b)	is lawfully received by the recipient from a third party on an unrestricted basis;

(c)	is already in the possession of the recipient, free of any obligation of confidence, before receipt hereunder;
(d)	is independently developed by the recipient or its employees, agents or Contractors; or
(e)	is compelled to be disclosed pursuant to a court order or other governmental request or requirement.

8.7

In the event that the recipient becomes (or have reason to believe that it is likely for it to become) legally compelled to disclose any Confidential Information to any person, that party shall provide the disclosing party with prompt prior written notice of such fact by facsimile so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement with respect to such disclosure. In the event that such disclosure is made, the recipient shall disclose only that portion of the Confidential Information legally required to be disclosed and shall take reasonable measures to ensure that confidential treatment will be afforded to such disclosed Confidential Information.

8.8

Notwithstanding the foregoing, each party may disclose Confidential Information of the other party as may be required by law, regulation or order of a competent authority to be disclosed by the recipient, or as reasonably required to be disclosed to a professional adviser of the recipient, provided that, to the extent practicable in the circumstances, the disclosing party is in each case given reasonable advance notice of the intended disclosure and a reasonable opportunity to challenge the same.

8.9

The parties are entitled to seek any and all legal remedies if breach of Section 8 of this Agreement occurs, including, but not limited to, any and all court or arbitration costs, reasonable attorneys’ fees and any other costs or charges reasonably necessary to resolve the controversy. The parties are entitled to enforce the specific performance for breach or threatened breach of Section 8 of this Agreement, including injunctive relief without proving actual damage.

9.	NOTICES

9.1

Except as expressly stated herein to the contrary, all notices and other types of communications required or permitted to be given under this Agreement shall be made in writing and can be sent by courier service (or delivered by hand courier) or by facsimile. If delivery is made by courier service, such delivery shall be considered received on the day of receipt (in accordance with the courier service receipt). If notification is sent by facsimile, such notice shall be considered received on the next working day after it is sent, provided the sender’s facsimile has a confirmation report.

Notifications and other types of communications shall be sent to the following addresses:

If to Contractor, to:

Attn.: Dmitry Vilbaum, Chief Executive Officer

Terra Energy & Resource Technologies, Inc.

New York, NY 10016

Telephone: 212-286-9197

Facsimile: 917-591-5988

E-mail: dvilbaum@terrainsight.com

If to Client, to:

Attn.:	Mr. Sergey Matveev, Chief Executive Officer

116, Blvd. Mali-Béro B.P. 471

Niamey - Niger

Telephone: +22794659030

Facsimile: +2272072364101

E-mail: info@semmouslionmining.com

9.2

Each party may notify the other of the change of its address or contact number. Such notifications shall be obligatory for the other party as of the day of receipt in accordance with the above-stated provisions.

10.	LIABILITY

10.1

Contractor shall have no liability to Client under or in connection with this Agreement, or any collateral Agreement, or from the use of any Deliverable, whether arising in or for breach of Agreement, breach of warranty, tort (including negligence), breach of statutory duty, indemnity or otherwise.

10.2

Contractor shall not be liable to Client under or in connection with this Agreement, or any collateral Agreement, for any loss of income, loss of actual or anticipated profits, loss of Agreements, loss of goodwill or reputation, loss of business, loss of anticipated savings, loss of, damage to or corruption of data, or for any indirect or consequential loss or damage of any kind, or for any special or consequential damages, in each case howsoever arising, whether such loss or damage was foreseeable or in the contemplation of the parties and whether arising in or for breach of Agreement, tort (including negligence), breach of statutory duty, indemnity or otherwise.

10.3

The limitations of liability under this Section 10 shall have effect in relation both to any liability expressly provided for or contemplated under this Agreement and to any liability arising or incurred by reason of the invalidity or unenforceability, in whole or in part, of any term of this Agreement.

10.4

This Agreement sets forth the full extent of Contractor’s obligations and liabilities arising out of or in connection with this Agreement or any collateral Agreement, and there are no conditions, warranties, representations or terms, express or implied, that are binding on Contractor except as specifically stated or contemplated in this Agreement. Any condition, warranty, representation or term concerning the performance of the Services which might otherwise be implied into or incorporated in this Agreement or any collateral Agreement, whether by statute, common law or otherwise, is hereby expressly excluded.

11.	TERM AND TERMINATION

11.1

The term of this Agreement shall commence on the date of this Agreement and shall end on the first year anniversary date of this Agreement, unless or until earlier terminated by either party giving to the other party not less than ten business days written notice.

11.2	Either party may terminate this Agreement immediately at any time by written notice to the other party if:

(a)

the other party commits any material breach of this Agreement which breach is irremediable, or which breach (if remediable) is not remedied within thirty (30) days after the service of written notice requiring the same; or

(b)

the other party ceases or threatens to cease to trade (either in whole, or as to any part or division involved in the performance of this Agreement), or becomes or is deemed insolvent, is unable to pay its debts as they fall due, has a receiver, administrative receiver, administrator or manager appointed of the whole or any part of its assets or business, makes any composition or arrangement with its creditors or an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation of reconstruction), or takes or suffers any similar or analogous procedure, action or event in consequence of debt in any jurisdiction.

11.3

Upon termination of this Agreement for any reason prior to completion of any Services in any of the Areas, subject to receipt of the entire Area Fee Contractor shall complete the Services in the Area and deliver to Client all Deliverables relating to the respective Area. In case the contract is terminated prior to completion of the Services in any of the Areas, the advance payment shall not be refundable,

11.4

The expiration or termination of this Agreement for any reason shall not give either party the right to claim any compensation, indemnity or reimbursement whatsoever from the other by reason of such termination, but termination shall be without prejudice to any rights or remedies available to, or any obligations or liabilities accrued to, either party at the effective date of termination. Notwithstanding the above, the confidentiality provisions of Section 8 of this Agreement shall survive termination of this Agreement for the period described in Section 8 of this Agreement.

12.	FORCE MAJEURE

12.1

Neither party shall be liable for any loss or damage suffered or incurred by the other party arising from the first party’s delay in performing or failure to perform its obligations hereunder to the extent that and for so long as such delay or failure results from any cause or circumstance whatsoever beyond the affected party’s reasonable control (hereinafter, “event of force majeure”), provided the same arises without the fault or negligence of the affected party and the affected party notifies the other party within a reasonable time of becoming aware of the same of such event of force majeure and the manner and extent to which its obligations are likely to be prevented or delayed, [and provided also that the occurrence of any such event of force majeure shall not have the effect of discharging or postponing the affected party’s payment obligations hereunder.

12.2

If any event of force majeure occurs, the date(s) for performance of the obligation(s) affected shall be postponed for so long as is made necessary by the event of force majeure, provided that if any event of force majeure continues for a period of or exceeding two (2) months, either party shall have the right to terminate the affected Services forthwith on written notice to the other party.

12.3	Each party shall use its reasonable endeavours to minimize the effects of any event of force majeure.

14.	GENERAL

14.

This Agreement (including the Schedule(s) referenced herein, annexed hereto, and/or later incorporated as a part of this Agreement) contains the entire agreement of the parties on the subject matter of this Agreement and supersedes any prior agreements, understandings, arrangements or representations between the parties, whether oral or in writing. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the parties prior to this Agreement except as expressly stated in this Agreement. It is expressly acknowledged and understood that there are no other promises, representations or understandings in relation to the subject of this Agreement other than those expressed in the Agreement.

14.2	The parties may amend this Agreement only by a written agreement signed by each of the parties that identifies itself as an amendment to this Agreement.

14.3

This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law. Any party who wishes to bring against the other party a civil action or proceeding out of or relating to either this Agreement or the relationship of the parties may bring such action or proceeding only in a federal or state court located in the County of New York in the State of New York. Each party hereby irrevocably consents to the exclusive personal jurisdiction of such federal or state court, and each party irrevocably waives any right to dismiss or transfer such action or proceeding because of the inconvenience of the forum. Each party further agrees that service of process upon a party mailed by federal express (or other similar reputable courier or delivery service) shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect either party’s right to serve process in any other manner permitted by law. The parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. Nothing in this Section 14.3 shall prevent enforcement in another forum of any judgment obtained in such federal or state court. Each party knowingly, voluntarily, and intentionally waives its right to a trail by jury in any litigation arising out of or relating to this Agreement and the transactions it contemplates. This waiver applies to any litigation, whether sounding in Agreement, tort or otherwise. Each party acknowledges that it has received the advice of competent counsel.

14.4

If any provision of this Agreement is found to be illegal, invalid or unenforceable under any applicable law, such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law, insofar as it is severable from the remaining provisions, and shall in no way affect the legality, validity or enforceability of the remaining provisions.

14.5

Provisions of this Agreement which either are expressed to survive its expiration or termination or from their nature or context it is contemplated that they are to survive such termination, shall remain in full force and effect notwithstanding such expiration or termination.

14.6

The relationship of the parties is that of independent Contractors dealing at arm’s length. Except as otherwise stated in this Agreement, nothing in this Agreement shall constitute the parties as partners, joint venturers or co-owners, or constitute either party as the agent, employee or representative of the other, or empower either party to act for, bind or otherwise create or assume any obligation on behalf of the other, and neither party shall hold itself out as having authority to do the same.

14.7	This Agreement shall be binding upon and inure to the benefit of each of the parties and its respective successors and assigns.

14.8

No failure or delay (i) in exercising any right or remedy, or (ii) in requiring the satisfaction of any condition, under this Agreement, and no act, omission or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver on any future occasion or against any other person.

14.9

Where the context so admits or requires words denoting the singular include the plural and vice versa and words denoting any gender include all genders. Section headings are purely for ease of reference and do not form part of or affect the interpretation of this Agreement.

14.10

This Agreement is made in the English language. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. This Agreement is deemed jointly drafted by the parties, and no rules of strict construction will be applied against any party.

14.11	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Client: SEMMOUS LION MINING LTD. By: /s/ Sergey Matveev Name: Sergey Matveev Title: Chief Executive Officer	Contractor: TERRA INSIGHT SERVICES, INC. By: /s/ Dmitry Vilbaum Name: Dmitry Vilbaum Title: Chief Executive Officer

SCHEDULE 1

Services & Deliverables

1)	1.	During Phase 1 Contractor shall perform the following services for Client in each of the Areas:

a.     Conduct assessment of the geological situation in the areas based on existing public geological, geophysical, and satellite data.

2)	During Phase 2 Contractor shall perform the following services for Client in each of the Areas:

a.     General (geological, lithological) assessment of minerals bearing capacity of the area, prognoses for existence of geological conditions of deposits of Uranium in the Area.

b.     Geo-morphological analysis of the area and identification of traps through tectonic activity movements and other geological conditions. in the licensed area;

c.     Selection of general and special detailed digital satellite photographs, preparation and subject processing of satellite photographs, image orthotransformation, specialized processing of picture channels with Gabbor packet wavelets in the neurone network programme;

d.     Preparatory mathematical and computer structure-metric simulation, forecast interpretation of the spectrometric characteristics of the underlying formation by the unknown area, digital mapping;

e.     Preliminary gradation and structure-metric correction of the image field. Separation of the background grid of abnormal structures;

f.	Area filtration of the abnormal structure image with a view to revealing indications of Ur deposits;

g.     Structure-metric simulation and forecast interpretation of the characteristics of the overlying formation;

h.     Location of Uranoferous sub-regions Good Content Areas and all individual underground structures where commercial quantities of Uranium are believed to be contained;

3.	The following Deliverables shall be passed to Client as a result of Phase 1 and Phase 2 being completed in the Area:

a.	Map or maps indicating(mapping) contours of each deposit/anomaly, with scale 1:100,000 or 1:50,000 (depending of the size of detected structure(s)) in connection with possible Uranium accumulation;

b.	The report(s) is anticipated to include, to the extent determined to be relevant:

(1)	General assessment of possible deposits;

(2)	Determination of the morphology of deposit structures;
(3)	Indication (mapping) of the contour of each deposit, with scale 1: 100 000 or 1: 50 000 – depending of the size of detected structure;
(4)	Identification, where applicable, of drilling points with GPS coordinates;
(5)	Recommendations to perform Adsorbed Gas Geochemical Survey indicating coordinates for geochemical sample collection.

4.	Deliverables are estimated to be completed and passed to Client in accordance with the following schedule.

Area	Estimated Delivery Date
Area 1	October 15, 2008
Area 2	April1, 2009
Area 3	September 15, 2009

SCHEDULE 2

Territory

1.	[map]

2.	Each Area (Area 1, Area 2, and Area 3) is defined below as a group of Client’s license blocks.

Area	License Block

Area 1	1. Ataras 3
2. Ataras 4
3. Arabi 3
Area 2	4. Tersemazour 4
Area 3	5. Arabigou 4
6. Arabigou 5
7. Anes tabaraka 1
8. Anes tabaraka 2
9. Taitok 1

SCHEDULE 3

Service Fee

1.	Service Fee:

Client shall pay to Contractor fees in the amount of US$33,250.00 per license block listed in Schedule 2.

The total fee for the Services in Schedule 1 is: USD 299,250.00

2.	Area Fee:

The Area Fee for Area 1 pursuant to this Schedule is: USD 99,750.00

The Area Fee for Area 2 pursuant to this Schedule is: USD 33,250.00

The Area Fee for Area 3 pursuant to this Schedule is: USD 166,250.00

Fees shall be payable with respect to each of the three Areas (the “Area Fee”) was calculated by multiplying US $33,250.00 by the number of blocks in the respective Area, as set forth in Schedule 2.

3.	Schedule for Payment:

The Client shall pay the Service Fee in relation to each of the Area in two installments as follows:

The first installment

Area	Amount Due	Estimated Due Date
Area 1	USD 49,875.00	October 15, 2008
Area 2	USD 16,625.00	April 15, 2009
Area 3	USD 83,125.00	July 15, 2009

The second installment:

Area	Amount Due	Estimated Due Date
Area 1	USD 49,875.00	January 15, 2009
Area 2	USD 16,625.00	July 15, 2009
Area 3	USD 83,125.00	September 15, 2009